Exhibit 99.3

                                 GEOLOGICAL AND

                            GEOCHEMICAL REPORT ON THE

                               TWIN MINERAL CLAIMS



                               Northing 5566000 m
                                Easting 538000 m


          Longitude 122(0)27'20"             W Latitude 50(0)15' 30"N


                                   UTM Zone 10


                            Map Sheets M092J0 1W, 8W
                            Lillooet Mining Division


                                       FOR

                        American Bonanza Resources Corp.
                        Suite 206 - 455 Granville Street
                           Vancouver, British Columbia
                                     V6C 1T1

                                    GEOLOGIST

                           Laurence Stephenson, P.Eng.
                             Date: November 9, 2005
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TABLE OF CONTENTS

                                                                            Page
                                                                            ----

List Of Figures..............................................................  3

1. Summary...................................................................  4

2. INTRODUCTION..............................................................  5
     2.1 Disclaimer..........................................................  5

3. Property Description And Location.........................................  6

4. Access, Climate, and Physiography, Local Resources and Infrastructure.....  7

5. Property History..........................................................  8

6. Geological Setting........................................................  9

7. Regional GeoChemistry..................................................... 10

8. Regional Geophysical...................................................... 11
     8.1 Geophysics of Claims................................................ 11

9. Recent Exploration Work................................................... 11

10. Conclusions.............................................................. 12

11. Recommendations.......................................................... 13

12. BUDGET................................................................... 13
     Budget - Phase I........................................................ 14
     Budget - Phase II....................................................... 14
     Budget - Phase III...................................................... 14

13. Statement Of Qualifications.............................................. 15

14. References............................................................... 17

Appendix I: Rock Sample descriptions......................................... 18


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Summary Report on the Twin Claim                                          PAGE 2
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LIST OF FIGURES


                                                                  Following Page
                                                                  --------------


Figure 1. Location And Access Map......................................  -6-

Figure 2. Claim Map ...................................................  -7-

Figure 3. Regional Geology.............................................  -9-

Figure 4. Regional Geophysics..........................................  11-




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Summary Report on the Twin Claim                                          PAGE 3
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1. SUMMARY

     There is tremendous similarity and coincident features in the rock types and geophysical imprint between the geology of the Pacific Nickel Mine area to the south and the ultramafic belt extending to the northwest covering this property. Two large scale airborne geophysical survey program have been conducted by Stellar Pacific and Sutcliffe Resources in the southern half of the belt. American Bonanza Resources Corp. has acquired the Twin property by staking based on a consultant's recommendations. It is in a mineralised region and may represent a new discovery target.

     The initial prospecting work has already identified mineralized zones and structure and has revealed new areas of ultramafic rocks (pyroxenite, hornblendite) with disseminated pyrrhotite, pyrite and chalcopyrite. Distinctive faulting features were noted. Initial rock geochemical samples provided anomalous values and a chemistry consistent with Ni-Cu mineralization.

     Geologic mapping of the rock units and silt sampling is recommended followed by further detailed geological investigation, a local airborne EM geophysics programme and drilling in a three Phase program to be undertaken to further define areas of potential interest. This will cost approximately $85,000.


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Summary Report on the Twin Claim                                          PAGE 4
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2. INTRODUCTION

     Following all the recent exploration activity in the region, American Bonanza Resources Corp., based on a consultant's recommendations, isolated local potential for Cu-Ni-Pd-Pt deposits, in a poorly explored section of intrusive ultramafic rocks extending northwest from just north of Hope, BC. In 2005 the Twin claim was staked on behalf of American Bonanza Resources Corp. This claim forms the basis for this report.

2.1 DISCLAIMER

     This report was initiated by the Thomas Gelfand, President of American Bonanza Resources Corp. to evaluate the area of the claims and to recommend an exploration program to develop its mineral prospects and to be filed with the appropriate regulatory bodies.

     In order to write the report, the area, which is well mineralised, was researched and several trips were undertaken to various areas to gain a better understanding. The report includes the initial prospecting and preliminary geological work completed by the author, on the claims and surrounding property.


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Summary Report on the Twin Claim                                          PAGE 5
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3. PROPERTY DESCRIPTION AND LOCATION

     The Property is located east of Lillooet Lake and 25 kilometres southeast of Pemberton in south-western British Columbia (Figure 1, UTM Zone 10, Map Sheets M092J0 8W, M092J01W) and has been further opened by logging operations which provide new access to the region. Logging roads are found on the west, south and north of the claim group and permitting for initial exploration work has already been obtained.

     The entire Property consists of 1 unpatented mineral claim, consisting of 25 units staked and recorded online as per the new British Columbia Regulations as event number 4051703. The parameters delineating the interests American Bonanza Resources Corp. Ltd. is found below and the claims are displayed on Figure 2.

                        TABLE 1: LILLOOET LAKE TWIN CLAIM

Claim Name    Units     Record #     Expiry Date     Map Sheet          Owner
----------    -----     --------     -----------     ---------          -----
   Twin        25        521269        Oct 2006      M092J07E     Thomas Gelfand
                                                   & M092J08W

   TOTAL       25  UNITS

     In British Columbia, each unit equals approximately 25 hectares.

     All claims staked in British Columbia require $0.40 per hectare worth of assessment work to be undertaken in Year 1 through 3, followed by $0.80 per hectare per year thereafter. There are no known environmental concerns or parks designated for any area contained within the claims. Lillooet Lake has limited recreational uses and it has no official designation. The region is principally a logging region.


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Summary Report on the Twin Claim                                          PAGE 6
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     The property has no encumbrances. As advanced exploration proceeds there may be bonding requirements for reclamation.

     American Bonanza Resources Corp. has a 100% interest in the property.

4. ACCESS, CLIMATE, AND PHYSIOGRAPHY, LOCAL RESOURCES AND INFRASTRUCTURE

     The Twin Ni-Cu-PGE property lies just off a paved highway immediately northeast of the bend in Lillooet Lake, in British Columbia's southern Coast Mountains. The property is less than 25 km southeast of the town of Pemberton, and approximately 115 km NNE of Vancouver. It can be accessed by two wheel drive vehicle in about 3 hours from Vancouver via the Sea-to-Sky Highway 99: north along Howe Sound from Vancouver's North Shore to Squamish, and then through the winter resort town of Whistler to Pemberton. Pemberton is a fully-serviced community of some 3,000 people and through which the BC Rail mainline runs as does major power transmission.

     Local access to the property is gained from a system of well maintained logging roads leading up Twin One Creek from the paved Duffey Lake road near the eastern shore of Lillooet Lake. Access to the highest parts of the property, and to the peaks and ridges to the east, is only practical via helicopter, but a year-round helicopter base in nearby Pemberton is only 15 minutes flight-time away. Lillooet Lake is at an elevation of about 500 feet, and the ridge tops and peaks near the east side of the property are in excess of 7000 feet, so the intervening slopes are commonly steep. Lower slopes heavily forested and mantled by thick glacial drift and colluvium, although local cliffs and creek canyons afford good rock exposure. The relatively recent clear-cut logging in Twin One Creek has also created and provided access to some new bedrock exposures along the lower slopes. On the higher slopes, tree line varies in elevation from about 5000 to 6000


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Summary Report on the Twin Claim                                          PAGE 7
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     feet, and bedrock exposure is generally excellent. All the major drainages flow year round as do many subsidiary creeks. As well the area is set aside for industrial (logging, mining) purposes.

     The vegetation is typical rain forest found on the coastal-interior ranges of British Columbia. There is a mix of cedar, hemlock, spruce trees with alder, willow and cottonwood on old roads and poorly drained areas. Undergrowth brush is typical with salal, devil's club and assorted berry bushes. Climate is subtly changed from the lower mainland area with longer, colder winters and warmer summers. The most snow observed on the tops of the hills was 4 metres in late January.

     Lillooet Lake is an active logging region with plenty of heavy equipment and operators available for hire. Most live in Pemberton, Lillooet, Whistler or Squamish. All these population centres totalling almost 30,000 people are within a one to two hour drive of the project and provide all amenities including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Drilling companies are present in communities nearby while assay facilities are located in Vancouver.

5. PROPERTY HISTORY

     The Twin claims were staked following initial field investigations of several unexplained Ni-Cu regional geochemical survey (RGS) stream sediment anomalies in the area. As well there are no recorded mineral occurrences and only one report of assessment work in the watersheds from which the anomalous samples were collected (Assessment Report 12455; 2003). The work was minor, and mentions an occurrence of anomalous Cu and Au in a shear zone within a pluton of felsic to intermediate composition and the


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Summary Report on the Twin Claim                                          PAGE 8
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     discovery of float boulders of anomalous copper and nickel mineralization that were never located at their source.

6. GEOLOGICAL SETTING

     The area of the claims is shown on regional maps as being underlain entirely by Late Cretaceous felsic or intermediate plutonic rocks, which are confirmed in the upper reaches of the claim to be felsic to intermediate plutonic rocks, with only very local, metre-scale, rusty-weathering dykes (or possibly local screens of metamorphic rock).

     This suggests that a belt of ultra mafic rocks from which source the anomalous geochem lies very close to Lillooet Lake. Since the regional strike of the geology is northwest-southeast, and because the creeks on the property flow orthogonally to this trend. In spite of the fact that only plutonic rocks are shown on regional geologic maps of the area (Figure 3), it is not unsurprising that mafic-ultramafic intrusive rocks, the potential hosts to magmatic Ni-Cu-Co (PGE) deposits, could exist in the area.

     Although the East Harrison Lake Belt, as defined (C.F., Ash 2002), lies more than 50 km to the SSE along the regional structural trend, recent regional geologic mapping suggests that stratigraphic sequences correlative with the Harrison Lake Belt underlie the areas on either side of Lillooet Lake (Journeay and Monger 1994). In addition, one of the sequences, the Chism Creek Schist, is correlated with the Settler Schist to the south in the Harrison Lake area, and the Settler Schist is the host for the Giant Mascot mafic-ultramafic complex and its contained sulphide deposits.


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Summary Report on the Twin Claim                                          PAGE 9
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     Satellite images were reviewed to identify structural features to assist in the search for mineral deposits. The most prevalent feature is the multiple intersections of primarily (Figure 6) north-south lineaments with more east-west to northeast-southwest lineaments on the TWIN claim. These lineaments could represent geological contacts, faults, or some other form of break.

7. REGIONAL GEOCHEMICAL

     Anomalous RGS samples in the northern extension of the East Harrison Lake Belt, which has been the focus for recent Cu-Co-Cr (PGE) exploration. The anomalous RGS samples are multi-element and they have a well-developed geochemical signature (Ni-Cu-Co-Cr) that is indicative of a source which includes mafic-ultramafic rocks and (or) magmatic sulphides. All of the samples are highly anomalous in Ni (500-800 ppm), said Ni values are among the highest in the RGS database in southwestern B.C.; they exceed any in the East Harrison Lake Belt, which contains both abundant mafic-ultramafic rocks and the Giant Mascot deposit itself. Values in Cu (in the order of 50 ppm), Co (from 38-60 ppm), and Cr (2000-3000 ppm) are supportive of the Ni values, and three of four samples are also highly anomalous in As (all but one between 10 and 22 ppm).

     N.B. Elemental abbreviations - as found on periodic tables - are used throughout Ni=nickel, Cu=copper, Co=cobalt, Cr-chromium, As=arsenic, PGE=platinum group elements (incl. platinum, palladium, rhodium, etc.) ppm and ppb = parts per million and billion.

     In addition, RGS samples from the upstream parts of two of the four creeks are not anomalous in elements indicative of a magmatic Ni-Cu-Co sulphide source. On the basis of the geochemistry, the anomalous source for the drainages is 10 to 15 km in length.


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Summary Report on the Twin Claim                                         PAGE 10
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8. REGIONAL GEOPHYSICS

     The area of the claims has been covered by a Geological Survey of Canada airborne magnetometer survey (Figure 4), which highlighted certain broad, anomalous magnetic features. These magnetic "thumb print" features are very similar to "thumb print" signatures related to similar massive sulphide deposits in Canada including those Cu-Ni-PGE found immediately north of the Pacific Nickel mine area.

     The scale of this survey, yields only broad indicative trends for geological interpretation. In the vicinity of the claim the magnetics show an isolated low within an area of high peaks in magnetics, suggesting a change in rock type.

8.1 GEOPHYSICS OF CLAIMS

     No ground geophysical surveying has been reported for the Property.

9. RECENT EXPLORATION WORK

     In 2002, initial reconnaissance prospecting and geological surveys were undertaken along the roads and drainages within the claim and the adjacent surrounding terrain. A total of 17 rock samples were collected and submitted for geochemical analysis at Acme Analytical Labs in Vancouver, BC. Several of the boulders contain abundant up to 5% sulphides, mainly pyrrhotite, local chalcopyrite, pyrite, and contain anomalous values in Ni, Cu, Co, Cr, Pt, Pd and Au. It should be noted that although the grades are sub-economic, the results (Appendix 2, Figure 5) are encouraging.


     No source of these anomalous boulders was located and remains a focus of further exploration.


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Summary Report on the Twin Claim                                         PAGE 11
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10. CONCLUSIONS

     The property covers the northern extension of the East Harrison Lake Belt), that possible massive sulphide-bearing mafic-ultramafic host rocks are present. Such a target on the Twin claim is considered very attractive, not only because of the geochemistry and inferred geological continuity, but also because of the implied (and apparent) lack of previous exploration. Prospecting of boulders on the Twin One logging road system has shown that mafic and ultramafic rocks exist on the property and they contain at least local Cu and Ni sulphides. Reconnaissance of cliffs above the lower canyon of Twin Two Creek has also shown that there is an extensive area of intense gossan coincident with the belt from which the anomalous geochemistry and the mafic-ultramafic boulders are apparently derived, in the vicinity of where the geochemical anomalies were sourced.

     If the geochemistry is correct, and a belt of potential host rocks is identified, consideration should be given to staking more claims early in the initial program.

     Further work is required to fully evaluate the claims.


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Summary Report on the Twin Claim                                         PAGE 12
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11. RECOMMENDATIONS

     The Twin property is at an early stage of exploration. Access is straightforward and the lower parts of the property can be worked for much of the year. A program of reconnaissance geology , geochemistry and prospecting to better establish the presence and position of the rocks of exploration interest.

     A three stage program is recommended with the first stage to consist of geological mapping and prospecting and geochemical sampling. An airborne geophysical survey, with (magnetics, EM, and radiometrics), to help determine and guide any recommended follow-up work.

12. BUDGET

     The initial phase of exploration for the claims will consist of detailed geological mapping of all roads within and buttressing the claims and silt sampling of every drainage or draw (soil sampling if necessary). This work is important in establishing the base and anomalous geochemical values and the structural implication of the drainages as faults or contacts.

     The Phase I budget will cover initial geological mapping; silt (soil if necessary) geochemical sampling of defined drainages; and prospecting. The Phase II budget will cover the detailed geological mapping and geophysical surveying. Phase III will involve a limited airborne survey if the equipment is available prior to drilling All three phases are estimated to cost $85,000 as described below. All figures in US dollars.


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Summary Report on the Twin Claim                                         PAGE 13
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BUDGET - PHASE I
         Geologist            5 days @ $500/day                        $  2,500
         Geotechnician        10 days @ $250/day                       $  2,500
         Equipment rental     1 x 4 wheel drive vehicle                $    500
                              Fuel, Food, Field Supplies               $  1,500
                              Assays 40 @ $250 each                    $  1,000
                              Report                                   $  1,200
                              Filing Fees                              $    300
                                                                       --------
         TOTAL                                                         $  9,500
                                                                       ========

BUDGET - PHASE II
         Follow-up Geochem Surveying Grid establishment                $  4,000
         Detailed Geological Mapping and sampling                      $  4,000
         Assays 200 samples $20 / metre                                $  4,000
         Follow-up Report and supervision                              $  3,000
                                                                       --------
         TOTAL                                                         $ 15,000
                                                                       ========

PHASE III

         Following the geological mapping, sampling and prospecting of Phase I and II, the Phase III exploration program will utilize a helicopter equipped, airborne EM system if one is available in the area to conduct a detailed geophysical survey of the target areas to further refine the targets, prior to drilling.


BUDGET - PHASE III

         Airborne Electromagnetic Survey                               $ 15,000
         Drilling 500 metres at $90 / metre                            $ 40,000
         Follow-up Report and supervision                              $  5,500
                                                                       --------
         TOTAL                                                         $ 60,500
                                                                       ========

         GRAND TOTAL                                                   $ 85,000
                                                                       ========


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Summary Report on the Twin Claim                                         PAGE 14
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13. STATEMENT OF QUALIFICATIONS

I, LAURENCE STEPHENSON, of 302 - 15015 Victoria Ave., White Rock, BC V4B 1G2 hereby certify that:

     1. I am a graduate of the Carleton University, Ottawa, Ontario, Canada with a Bachelor of Science degree in Geology (1975) and of York University, Toronto, Ontario, Canada with a Masters of Business Administration degree (1985);

     2.   I have worked as Geologist for over 33 years;

          3. I have worked as the District Geologist for Duval International Corporation (later renamed Battle Mountain Gold) and as a geological and financial consultant to First Marathon Securities, Yorkton Securities, BGO Securities and several other Securities firms evaluating mining properties and as a consultant and President of Kokanee Explorations Ltd (now Standard Mining), as a consultant and director of Glencairn Explorations, as a consultant and Vice President of Golden Chief Explorations, and as President of GeoFin Inc. consulted for several other companies writing reports for their use and am therefore qualified to write this report and recommend the proposed exploration program and budget in this report;

          4. I am a member of the Association of Professional Engineers of Ontario (P.Eng. #44347508) and the Association of Professional Engineers and Geoscientists of British Columbia (#27420).

          5. I visited the property specifically on October 12, 2005 along the accessible logging roads.

          6. I am responsible for this report and the opinions expressed herein.

          7. There are no material facts or material changes in the subject matter of this report that would mislead the reader.

          8. I have no interest, direct or indirect, in the properties or shares of AMERICAN BONANZA RESOURCES CORP. Ltd., nor do I expect to receive any.


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Summary Report on the Twin Claim                                         PAGE 15
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          9.   I have no prior involvement with this property and this technical report has been prepared in compliance with securities' policy.

          10. I hereby grant my permission for AMERICAN BONANZA RESOURCES CORP. Ltd. to use this report for any corporate use normal to the business of the Company.

Dated at Vancouver, BC, this 9th day of November , 2005.



/s/ Laurence Stephenson P. Eng.
-------------------------------------
Laurence Stephenson P. Eng.


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Summary Report on the Twin Claim                                         PAGE 16
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14. REFERENCES

     Ash, C. 2002. Geology of the East Harrison Lake Belt, south western British Columbia; British Columbia Ministry of Energy and Mines, Geological Fieldwork 2001, Paper 2002-1, pp. 197-209.

     Geological Survey of Canada, 1972, Airborne Magnetic Survey maps 8545G and 8546G.

     Journeay, J.M., and Monger, J.W.H. 1994. Guide to the geology and tectonic evolution of the southern Coast Mountains; Geological Survey of Canada, Open File 2490, 77 p.


     Sookochoff and Butler 1984


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Summary Report on the Twin Claim                                         PAGE 17
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                      APPENDIX I: ROCK SAMPLE DESCRIPTIONS




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Summary Report on the Twin Claim                                         PAGE 18
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LL1    Gossanous, sheared metasediment, minor vugs filled with coarse pyrite, chalcopyrite, dark blue LL1 colour, road cut outcrop

LL2 Hanging wall, 2 metres further up road from LL1, gossanous 2-3% disseminated sulphides

LL3 10 metres further along road, altered metasediment trace disseminated pyrite, specular hematite

LL4    Contact mafic intrusive, medium grained

LL5    Coarse grained, dark green pyroxenite, 2% disseminated pyrite

LL6 Coarse grained, dark green fractured pyroxenite, 3-4% disseminated pyrite, chalcopyrite; calcite LL6 along fractures, minor rusty weathering

LL7 Altered hornblendite, medium grained, green-black specular hematite, 2-3% disseminated pyrite

LL8    Mafic intrusive, trace sulphides

LL9    Deep purple/blue colour, serpentinized, sheared hornblendite?

LL10 Deep purple/blue colour, serpentinized, sheared hornblendite?, 3-5% disseminated sulphides

LL11 Deep purple/blue colour, serpentinized, sheared hornblendite?, 3-5% disseminated sulphides

LL12   Coarse grained pyroxenite

LL13 Serpentized dark blue, gossanous metasediment, minor quartz/calcite, 2-3% disseminated py, cpy, LL13 occasional bleb

LL14 Serpentized dark blue, gossanous metasediment, minor quartz/calcite, 2-3% disseminated py, cpy, L14 occasional bleb

L17    Altered mafic intrusive, medium -> coarse grained

L18    Altered mafic intrusive, medium -> coarse grained

L19    Altered mafic intrusive, medium -> coarse grained


NB LL denotes Lillooet Lake. All sample locations are plotted on Figure 5



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Summary Report on the Twin Claim                                         PAGE 19